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                                                                    EXHIBIT 21.1

                              SUBSIDIARIES OF IVEX

     Ivex Packaging Corporation, a Delaware corporation, owns all of the outstanding capital stock of IPC, Inc., a Delaware corporation, which owns all of the outstanding capital stock of the following:

     1. Packaging Products, Inc., a Delaware corporation

     2. Ivex Corporation, an Ontario corporation, which owns all of the outstanding capital stock of:

        (i) M&R Plastics Inc., a Quebec corporation, which owns all of the outstanding capital stock of:

            (a) M&R Plastics Canada, Inc., an Ontario corporation, and
            (b) 2528-5347 Quebec Inc., a Quebec corporation

     3. Kama of Illinois Corporation, a Delaware corporation

     4. Valley Express Lines, Inc., a Delaware corporation

     5. Ivex Paper Mill Corporation, a Delaware corporation

     6. IPMC Holding Corporation, a Delaware corporation, which owns all of the outstanding capital stock of:

        (i) IPMC, Inc., a Delaware corporation

     7. Trio Products, Inc., a Delaware corporation

     8. Ivex Holdings, Ltd., a corporation organized under the laws of England and Wales, which owns all of the outstanding capital stock of:

        (i) Kama Europe Limited, a corporation organized under the laws of England and Wales

     9. CFI Industries, Inc., a Delaware corporation, which owns all of the outstanding capital stock of:

        (i) Plastofilm Industries, Inc., a Delaware corporation, which owns all of the outstanding capital stock of:

             (a) Crystal Thermoplastics, Inc., a Rhode Island corporation, which owns 50% of the capital stock of:

                 (1) Thermo-Flex corporation, a Puerto-Rican company.
       (ii)  CFI Recycling, Inc., a Delaware corporation, and
       (iii) Plastofilm Limited, a Northern Ireland corporation

     10. Ultra Pac, Inc., a Minnesota corporation